Exhibit 21




                  UAL CORPORATION SUBSIDIARIES


Subsidiary               Place of Incorporation    Business Name

Air Wis Services, Inc.         Wisconsin           Air Wis Services, Inc.
Four Star Insurance            Bermuda             Four Star Insurance
Company, Ltd.                                      Company, Ltd.

Mileage Plus, Inc.             Delaware            Mileage Plus, Inc.

UAL Leasing Corporation        Delaware            UAL Leasing Corporation
U-C Corp.                      Delaware            U-C Corp.

United Air Lines, Inc.         Delaware            United Air Lines, Inc.